J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www. jpmorganchase. com	[LOGO] J.P. Morgan Chase & Co.

News Release: IMMEDIATE RELEASE

JPMORGAN CHASE COMMENTS ON ITS LITIGATION TO ENFORCE

ENRON-RELATED SURETY BONDS

New York, December 19, 2001 - JPMorgan Chase (NYSE: JPM) today said it has initiated litigation against several major insurance companies seeking payment under Enron-related surety bonds. The surety contracts were issued by the insurance companies to guarantee obligations of Enron North America Corporation and Enron Natural Gas Marketing Corporation under prepaid forward natural gas and crude oil contracts. At issue in the case is approximately $1.1 billion, of which JPMorgan Chase's share is approximately $965 million. The litigation seeks a declaration that the insurance companies are required to pay under the bonds. Payment is due Friday, December 21.

In addition, a European financial institution has failed to make payment to JPMorgan Chase on a $165 million letter of credit backing an Enron-related swap contract. JPMorgan Chase intends to seek enforcement of the letter of credit.

If the bonds and letter of credit are not paid, JPMorgan Chase will classify its exposure on them as non-performing assets.

The firm's other Enron-related exposure:

  Unsecured exposure relating to loans, letters of credit and trading activity of approximately $620 million: Approximately $220 million related to loans will be charged off in the fourth quarter of this year, and approximately $235 million will be a reduction in fourth-quarter trading revenues representing mark-to-market losses on unsecured Enron positions. The remaining unsecured exposure will be classified as non-performing in the quarter.

  Secured loan and trading exposures of approximately $600 million, including $400 million secured by the Transwestern and Northern Natural Gas pipelines and the remainder by cash and other assets.

  Net exposure on the Debtor-in-Possession (DIP) financing is approximately $250 million, which is fully secured and in syndication.

JPMorgan Chase will hold a conference call for the investment community on Thursday, December 20, 2001, at 8:30 am (Eastern Daylight Time) to discuss its Enron-related exposure. A live audio webcast of the call will be available on the Investor Relations section of www. jpmorganchase. com). In addition, persons interested in listening to the call may dial in at 973-321-1020. A telephone replay will be available at 973-341-3080, PIN # 3031802 beginning at 11:00 a.m. EST on December 20, 2001, and continuing through Monday, December 24, 2001, at 6:00 pm EST. The replay will also be available on www. jpmorganchase. com.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of more than $700 billion and operations in more than 50 countries. With relationships with over 99% of the Fortune 1000 companies, the firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services, retail and middle market financial services, and e-finance. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www. jpmorganchase. com.

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This press release may contain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and the 2000 Annual Report on Form 10-K for the year ended December 31, 2000, of J.P. Morgan Chase & Co., filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (www. sec. gov), to which reference is hereby made.

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Investor Contact: John Borden (212) 270-7318	Media Contract: Jon Diat (212) 270-5089